As filed with the Securities and Exchange Commission on May 7, 2024

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST COMMONWEALTH FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1428528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Philadelphia St.

Indiana, PA 15701

(Address of Principal Executive Offices)(Zip Code)

FIRST COMMONWEALTH FINANCIAL CORPORATION

2024 STOCK PLAN

(Full title of the plan)

James R. Reske

Executive Vice President and Chief Financial Officer

First Commonwealth Financial Corporation

601 Philadelphia St.

Indiana, PA 15701

(724) 349-7220

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies of Correspondence to:

Matthew C. Tomb, Esq.

Executive Vice President, Chief Risk Officer and General Counsel

First Commonwealth Financial Corporation

601 Philadelphia St.

Indiana, PA 15701

(724) 349-7220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the First Commonwealth Financial Corporation 2024 Stock Plan (the “Plan”) specified in Part I, will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission as part of this registration statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents previously filed by First Commonwealth Financial Corporation (the “Company”) with the SEC are incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on February 29, 2024, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed on May 7, 2024;

2.	Current Reports on Form 8-K filed on March 27, 2024, March 28, 2024 and April 25, 2024; and

3.

The description of the Company’s common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on May 8, 1992, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

The Company also incorporates by reference any future filings that it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until it files a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby has been passed upon by Matthew C. Tomb, Esq., our Executive Vice President, Chief Risk Officer and General Counsel. Mr. Tomb is eligible to participate in the Plan and receive shares of common stock on the same terms and conditions as other participants holding similar positions with the Company.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 to 1743 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses, judgments, fines and amounts paid in settlement that they incur in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person seeking indemnification is adjudged liable to the corporation. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as directors or officers if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article 11 of the Company’s Amended and Restated By-Laws provides for the indemnification of directors and officers against expenses and liabilities to the fullest extent permitted by law. Any director or officer who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of such person being or having been a director or officer of the Company or a subsidiary of the Company, or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another corporation or entity, will be entitled to indemnification. The Company’s Amended and Restated By-Laws further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled.

Article 12 of the Company’s Amended and Restated Bylaws provides that no director or officer of the Corporation will be liable by reason of having been a director or officer of the Company if the person performs his or her duties in good faith and in a manner reasonably believed to be in the best interests of the Company. This standard will be satisfied if the person acted without self-dealing, willful misconduct or recklessness.

The Company has obtained and maintains insurance policies covering its officers and directors and indemnifying them against loss on account of certain claims made against them, within the limits and subject to the limitations of such policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this registration statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any actions, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated Articles of Incorporation of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed on July 30, 2010).

4.2	Amended and Restated By-Laws of First Commonwealth Financial Corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed on February 1, 2016).

4.3	First Commonwealth Financial Corporation 2024 Stock Plan (incorporated by reference to Annex A to the definitive proxy statement on Schedule 14A, filed on March 14, 2024).

5.1*	Opinion of the Executive Vice President, Chief Risk Officer and General Counsel of First Commonwealth Financial Corporation.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of the Executive Vice President, Chief Risk Officer and General Counsel of First Commonwealth Financial Corporation (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature pages to this registration statement).

107*	Calculation of Filing Fee Table.

*	Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, State of Pennsylvania, on May 7, 2024.

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ T. Michael Price
T. Michael Price,
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, T. Michael Price and James R. Reske, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ T. Michael Price	Director, President and Chief Executive Officer	May 7, 2024
T. Michael Price	(Principal Executive Officer)

/s/ James R. Reske	Executive Vice President, Chief	May 7, 2024
James R. Reske	Financial Officer and Treasurer
(Principal Financial and Principal
Accounting Officer)

/s/ Julie A. Caponi	Director	May 7, 2024
Julie A. Caponi

/s/ Ray T. Charley	Director	May 7, 2024
Ray T. Charley

/s/ Gary R. Claus	Director	May 7, 2024
Gary R. Claus

/s/ David S. Dahlmann	Director	May 7, 2024
David S. Dahlmann

/s/ Johnston A. Glass	Director	May 7, 2024
Johnston A. Glass

/s/ Jon L. Gorney	Director, Chairman	May 7, 2024
Jon L. Gorney

/s/ Jane Grebenc	Director, Executive Vice President	May 7, 2024
Jane Grebenc	and Chief Revenue Officer

/s/ David W. Greenfield	Director	May 7, 2024
David W. Greenfield

/s/ Patricia A. Husic	Director	May 7, 2024
Patricia A. Husic

/s/ Bart E. Johnson	Director	May 7, 2024
Bart E. Johnson

/s/ Luke A. Latimer	Director	May 7, 2024
Luke A. Latimer

/s/ Aradhna M. Oliphant	Director	May 7, 2024
Aradhna M. Oliphant

/s/ Robert J. Ventura	Director	May 7, 2024
Robert J. Ventura

/s/ Stephen A. Wolfe	Director	May 7, 2024
Stephen A. Wolfe